UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Florida	0-23832	59-2280364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4345 Southpoint Blvd., Jacksonville, Florida		32216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (904) 332-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 16, 2011, PSS World Medical, Inc. (the “Company”), together with certain of its subsidiaries (collectively, the “Borrowers”), entered into that certain Second Amended and Restated Credit and Security Agreement among Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole arranger and sole book runner, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Credit Agreement”), which amended and restated the Company’s existing senior secured credit facility.

The Company’s new senior secured credit facility (the “Credit Facility”) under the Credit Agreement consists of a five-year $300.0 million revolving credit facility, including a $20.0 million sublimit for letters of credit and a $30.0 million sublimit for swingline loans. Under certain conditions, the Borrowers may elect to increase the aggregate principal of commitments under the Credit Facility to $400.0 million, although the lenders under the Credit Facility are not obligated to provide such additional commitments. The proceeds of the borrowings under the Credit Facility will be used to finance ongoing working capital needs and for general corporate purposes.

The Credit Facility is fully and unconditionally guaranteed on a joint and several basis by substantially all of the Company’s and the other Borrowers’ existing and future, direct and indirect domestic subsidiaries. The Credit Facility is secured by first priority security interests in, and liens on, substantially all of the Company’s and its direct and indirect subsidiaries’ tangible and intangible assets (other than real property). The Credit Facility is further secured by first priority pledges of all the equity interests owned by the Company and each of the other Borrowers in their existing and future, direct and indirect, wholly-owned domestic subsidiaries and by first priority pledges of 66 2/3% of the equity interests owned by the Company and each of the other Borrowers in their existing and future, first-tier, wholly-owned non-domestic subsidiaries.

Borrowings under the Credit Facility will bear interest, at the Borrowers’ option, at either (i) LIBOR, plus an applicable margin ranging between 1.25% and 2.00% or (ii) the highest of (a) the Bank of America, N.A. prime rate, (b) the Federal Funds Rate plus 0.5%, or (c) a 30-day LIBOR rate plus 1.0%, plus in each case an applicable margin ranging between 0.25% and 1.00%. The applicable margin will be determined based on the value of the Company’s inventory, accounts receivable and reserves in relation to available borrowings under the Credit Facility.

The Company is permitted to voluntarily prepay principal amounts outstanding or reduce commitments under the Credit Facility at any time, in whole or in part, without premium or penalty. In certain circumstances, including an event of default, the Company and the other Borrowers will be required to prepay outstanding amounts under the Credit Facility with the net proceeds of certain asset dispositions, casualty insurance and condemnation recovery events.

The Credit Facility contains certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, investments, mergers, acquisitions, distributions, redemptions and other restricted payments, asset dispositions, capital expenditures, and transactions with affiliates. Upon an event of default or if the available borrowings under the Credit Facility fall below a preset threshold, the Company will also be required to maintain a fixed charge coverage ratio of 1.0 to 1.0.

The Credit Facility contains customary events of default, including, but not limited to, failure to make payments when due under the Credit Facility; defaults under other material agreements or instruments of indebtedness; noncompliance with covenants; breaches of representations and warranties; bankruptcy and insolvency events; judgments in excess of specified amounts; failure of any guaranty, pledge agreement, security agreement supporting the Credit Facility to be in full force and effect; and a change of control.

The foregoing summary of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 8.01. Other Events.

On November 18, 2011, the Company issued a press release announcing the amendment and restatement of its credit facility. This press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated November 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSS World Medical, Inc. (Registrant)

November 18, 2011	/s/ David M. Bronson
By: David M. Bronson
Its: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 18, 2011.